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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) July 25, 2002

                                 BILLSERV, INC.
             (Exact name of Registrant as Specified in its Charter)

             Nevada                    0-30152                  98-0190072
(State or Other Jurisdiction   (Commission file Number)      (IRS Employer
         of Incorporation)                                   Identification No.)

         211 North Loop 1604 East, Suite 200
         San Antonio, Texas                                  78232
         (Address of Principal Executive Offices)            (Zip Code)

         Registrant's telephone number, including area code (210) 402-5000


Item 5. Other Events and Regulation FD Disclosure.

         On July 25, 2002, we completed the transaction under an agreement with Laurus Master Fund, Ltd. to make a $1.5 million investment in us in exchange for a 7% convertible note and a three-year warrant to purchase 300,000 shares of our common stock at exercise prices of $0.936 for the first 150,000 shares, $0.975 for the next 50,000 shares, and $1.17 for the remaining 100,000 shares. Laurus may convert the convertible note at any time into shares of our common stock at a fixed conversion price of $0.78, subject to certain restrictions in the purchase agreement.

         We may pay the principal of and interest on the convertible note, which has a one-year term, in cash, shares of our common stock or a combination of cash and stock. If we use our common stock to pay the note, the conversion price will be the lesser of (i) $0.78 and (ii) 88% of the average of the 7 lowest closing prices during the 22 trading days prior to the date we give notice of payment. We make no payments until November 1, 2002, at which time we will pay interest and one-ninth of the principal on the first business day of each calendar month and on the maturity date of July 1, 2003. If the monthly payments are made in cash, it will be at an additional 5% interest rate. We granted Laurus a security interest in our assets.

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         We have agreed to file with the Securities and Exchange Commission, and have declared effective by November 25, 2002, a registration statement registering the resale of the shares of our common stock issuable upon conversion or payment of the note and exercise of the warrant.

         We intend to use the proceeds of the investment for general corporate purposes.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (c) Exhibits

         Exhibit 10.1 -- Securities Purchase Agreement relating to the purchase and sale of the convertible note and the warrant, including the forms of the convertible note and the warrant.



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       BILLSERV, INC.

Date: July 31, 2002                              BY:    /s/ Terri A. Hunter
                                                        -----------------------
                                                        Terri A. Hunter
                                                        Chief Financial Officer